Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-166757, 333-135440, 333-182597, 333-128934, and 333-198000), and Form S-4 (No. 333-187202) of Consolidated Communications Holdings, Inc. of our report dated March 12, 2013, relating to the financial statements of Pennsylvania RSA No. 6 (II) Limited Partnership as of and for the year ended December 31, 2012, and appearing in the Annual Report on Form 10-K of Consolidated Communications Holdings, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 27, 2015